Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Datawatch Corporation on Form S-8 of our report dated November 10, 2016, relating to our audit of the consolidated financial statements of Datawatch Corporation appearing in the Annual Report on Form 10-K of Datawatch Corporation for the year ended September 30, 2016.

/s/ RSM US LLP

RSM US LLP

Boston, Massachusetts

May 3, 2017